AMENDED SCHEDULE A

TO SUBADVISORY AGREEMENT DATED DECEMBER 30, 2009

Effective December 30, 2012

FUNDS TO BE SERVICED

ANNUAL FEE

Epiphany FFV Strategic IncomeFund

Average daily net assets: $0 to $20,000,000: 0.10%

Average daily net assets: $20,000,001 to $40,000,000: 0.15%

Average daily net assets: $40,000,001 or greater: 0.20%

AGREED AND ACCEPTED:

ADVISER:

TRINITY FIDUCIARY PARTNERS, LLC

By: /S/ Nancy P. Benson

Name: Nancy P. Benson

Title: President

SUB-ADVISER:

DANA INVESTMENT ADVISORS, INC.

By: /S/ Mark R. Mirsberger

Name: Mark R. Mirsberger

Title: CEO